101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Thomas Splaine (973) 924-5184
tsplaine@myinvestorsbank.com

Investors Bancorp, Inc. Announces First Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - April 30, 2015 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $41.9 million for the three months ended March 31, 2015 compared to net income of $34.4 million for the three months ended March 31, 2014. Basic and diluted earnings per share were $0.12 for the three months ended March 31, 2015, as compared to basic and diluted earnings per share of $0.10 for the three months ended March 31, 2014.

Kevin Cummings, President and CEO commented on the quarter, "While the interest rate environment continues to be challenging, commercial loan demand remains robust. We had another excellent quarter to start 2015 highlighted by near record setting loan origination volumes. In addition, we received early regulatory approval to repurchase our shares, thereby accelerating our capital utilization plan."

The Company announced today that the Board of Directors declared a cash dividend of $0.05 per share to stockholders of record as of May 11, 2015, payable on May 25, 2015.

The following represents performance highlights and significant events that occurred during the period:

•
Net loans increased $514.0 million, or 3.5%, to $15.40 billion at March 31, 2015 from $14.89 billion at December 31, 2014. During the three months ended March 31, 2015, we originated $546.0 million in multi-family loans, $241.7 million in commercial real estate loans and $119.1 million in C&I loans.

•
Deposits increased by $184.5 million, or 1.5% from December 31, 2014 to $12.36 billion at March 31, 2015. Core deposits (savings, checking and money market accounts) increased $290.5 million or 3.0% from December 31, 2014. As of March 31, 2015, core deposits represented approximately 80% of total deposits.

•
Net interest margin for the three months ended March 31, 2015 was 3.18%. This represents an increase of one basis point compared to the fourth quarter of 2014 and a decrease of 18 basis points compared to the three months ended March 31, 2014.

•
In March, the Company received regulatory approval to commence a 5% stock repurchase program prior to the one-year anniversary of the completion of its second step conversion. For the three months ended March 31, 2015, the Company repurchased 2,950,000 shares of common stock at an average cost of $11.77 per share.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $16.5 million, or 10.4%, to $175.2 million for the three months ended March 31, 2015 from $158.6 million for the three months ended March 31, 2014. This increase is attributed to the average balance of interest-earning assets increasing $2.80 billion or 18.3%, to $18.16 billion for the three months ended March 31, 2015 from $15.36 billion for the three months ended March 31, 2014 as a result of organic growth primarily funded by the $2.15 billion capital raise completed in May 2014. This was partially offset by the weighted average yield on interest-earning assets decreasing 27 basis points to 3.86% for the three months ended March 31, 2015 compared to 4.13% for the three months ended March 31, 2014.

Interest income on loans increased by $13.1 million, or 9.0%, to $159.1 million for the three months ended March 31, 2015 from $146.0 million for the three months ended March 31, 2014, reflecting a $1.83 billion or 13.9%, increase in the average balance of net loans to $15.05 billion for the three months ended March 31, 2015 from $13.22 billion for the three months ended March 31, 2014. The increase is primarily attributed to the average balance of multi-family loans, commercial real estate loans and C&I loans increasing $1.06 billion, $638.8 million and $310.5 million, respectively, as we continue to focus on diversifying our loan portfolio by adding more multi-family loans, commercial real estate loans and C&I loans. These increases were partially offset by the decrease in the average balance of residential and construction loans of $113.2 million and $45.7 million respectively. In addition, the average yield on net loans decreased 19 basis points to 4.23% for the three months ended March 31, 2015 from 4.42% for the three months ended March 31, 2014 reflecting lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $4.6 million for the three months ended March 31, 2015 from $4.1 million for the three months ended March 31, 2014.

Interest income on all other interest-earning assets, excluding loans, increased by $3.5 million or 27.3%, to $16.1 million for the three months ended March 31, 2015 from $12.7 million for the three months ended March 31, 2014. This increase is attributed to the average balance in all other interest-earning assets, excluding loans, increasing $971.5 million to $3.11 billion for the three months ended March 31, 2015 as the Company has grown the securities portfolio with short duration investments. This increase was offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 30 basis points to 2.07% for the three months ended March 31, 2015 compared to 2.37% for the three months ended March 31, 2014.

Interest Expense

Total interest expense increased by $1.3 million, or 4.4%, to $30.7 million for the three months ended March 31, 2015 from $29.4 million for the three months ended March 31, 2014. This increase is due to the average balance of total interest-bearing liabilities increasing by $385.6 million, or 2.9%, to $13.83 billion for the three months ended March 31, 2015 from $13.44 billion for the three months ended March 31, 2014. In addition, the weighted average cost of total interest-bearing liabilities increased 2 basis points to 0.89% for the three months ended March 31, 2015 from 0.87% March 31, 2014.

Interest expense on interest-bearing deposits increased $1.6 million, or 11.5% to $16.0 million for the three months ended March 31, 2015 from $14.4 million for the three months ended March 31, 2014. This increase is due to the average balance of total interest-bearing deposits increasing $947.1 million, or 9.4% to $11.03 billion for the three months ended March 31, 2015 from $10.09 billion for the three months ended March 31, 2014. In addition, the average cost of interest-bearing deposits increased 1 basis point to 0.58% for the three months ended March 31, 2015 from 0.57% for the three months ended March 31, 2014.

Interest expense on borrowed funds decreased by $364,000 or 2.4%, to $14.7 million for the three months ended March 31, 2015 from $15.1 million for the three months ended March 31, 2014. This is primarily a result of the average balance of borrowed funds decreasing by $561.5 million or 16.7%, to $2.79 billion for the three months ended March 31, 2015 from $3.36 billion for the three months ended March 31, 2014. Although there was a decrease to the average balance, the average cost of borrowed funds increased 30 basis points to 2.10% for the three months ended March 31, 2015 from 1.80% for the three months ended March 31, 2014 as lower rate short-term borrowings matured.

Net Interest Income

Net interest income increased by $15.3 million, or 11.8%, to $144.4 million for the three months ended March 31, 2015 from $129.2 million for the three months ended March 31, 2014. The increase was primarily due to the average balance of interest earning assets increasing $2.80 billion, or 18.3%, to $18.16 billion at March 31, 2015 compared to $15.36 billion at March 31, 2014. This was partially offset by the average balance of our interest bearing liabilities increasing $385.6 million to $13.83 billion at March 31, 2015 compared to $13.44 billion at March 31, 2014, as well as the yield on our interest-earning assets decreasing 27 basis points to 3.86% for the three months ended March 31, 2015 from 4.13% for the three months ended March 31, 2014. The net interest spread decreased 29 points to 2.97% for the three months ended March 31, 2015 from 3.26% for the three months ended March 31, 2014 as the weighted average yield on interest earning assets declined 27 basis points and the weighted average cost of interest bearing liabilities increased 2 basis points.

Non-Interest Income

Total non-interest income decreased by $3.4 million, or 28.6% to $8.5 million for the three months ended March 31, 2015 from $11.9 million for the three months ended March 31, 2014. The decrease is primarily due to a $1.7 million decrease in other income related to the bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway Community Financial Corp ("Gateway") in the three months ended March 31, 2014. Additionally, fees and service charges and gain on securities transactions decreased by $808,000 and $489,000, respectively. Gain on loan transactions decreased by $427,000 to $1.2 million for the three months ended March 31, 2015 due to lower volume of sales in the secondary market.

Non-Interest Expenses

Total non-interest expenses decreased by $290,000, or 0.4%, to $76.9 million for the three months ended March 31, 2015 from $77.2 million for the three months ended March 31, 2014. Data processing, professional fees and occupancy expense have decreased by $714,000, $519,000 and $205,000, respectively, for the three months ended March 31, 2015. Included in non-interest expenses for the three months ended March 31, 2014 was $1.4 million in one time items related to the Gateway and Roma acquisitions. In addition, our FDIC insurance premium decreased $2.6 million due to the continued improvement in asset quality and additional capital raised in the second step offering. These decreases were offset by an increase to compensation and fringe benefits of $3.5 million primarily as a result of the staff additions to support our continued growth and normal merit increases. Full time equivalent employees were 1,704 as of March 31, 2015, an increase of 5% from March 31, 2014.

Income Taxes

Income tax expense was $25.1 million for the three months ended March 31, 2015, representing an effective tax rate of 37.5% for the three months ended March 31, 2015. Income tax expense was $20.5 million for the three months ended March 31, 2014, which includes the $680,000 tax benefit due to the write up of deferred tax asset as a result of a change in New York state tax law in the first quarter of 2014.

Provision for Loan Losses

Our provision for loan losses was $9.0 million for each of the three months ended March 31, 2015 and March 31, 2014. For the three months ended March 31, 2015, net charge-offs were $1.1 million compared to $2.2 million for the three months ended March 31, 2014. Our provision for the three months ended March 31, 2015 is primarily a result of continued organic growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the level of non-performing loans and delinquent loans. While the economic and real estate conditions in our lending area have improved slightly, management is cautiously optimistic and continues to be prudent in assessing the Company's credit risk.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the Company's acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank. The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential mortgage and consumer	128	$24.4	127	$23.4	113	$23.5	97	$22.9	90	$17.2
Construction	—	—	—	—	1	0.2	—	—	1	0.01
Multi-family	14	34.3	1	0.7	6	35.7	5	12.8	6	13.0
Commercial real estate	19	39.4	11	6.6	16	5.3	16	12.1	14	10.0
Commercial and industrial	8	6.2	4	0.8	5	2.2	7	3.6	6	4.4
Total 30 to 59 days past due	169	104.3	143	31.5	141	66.9	125	51.4	117	44.6
60 to 89 days past due:
Residential mortgage and consumer	49	8.4	53	8.7	48	10.6	50	10.0	43	8.0
Construction	—	—	—	—	1	1.3	—	—	—	—
Multi-family	2	12.1	1	0.2	2	13.0	—	—	—	—
Commercial real estate	5	1.9	4	0.8	3	0.4	11	2.5	5	1.0
Commercial and industrial	4	5.7	2	0.4	3	0.5	6	1.4	8	1.0
Total 60 to 89 days past due	60	28.1	60	10.1	57	25.8	67	13.9	56	10.0
Total accruing past due loans	229	$132.4	203	$41.6	198	$92.7	192	$65.3	173	$54.6
Non-accrual:
Residential mortgage and consumer	423	88.0	406	84.2	383	85.9	361	79.7	348	79.4
Construction	7	4.3	7	4.4	6	12.8	6	13.0	5	13.0
Multi-family	5	3.9	2	3.0	1	1.9	1	1.9	3	0.4
Commercial real estate	35	11.6	36	13.9	29	14.6	26	12.6	15	2.9
Commercial and industrial	8	2.3	11	2.9	4	0.8	10	1.4	9	1.9
Total Non-accrual Loans	478	$110.1	462	$108.4	423	$116.0	404	$108.6	380	$97.6
Accruing troubled debt restructured loans	50	$31.5	55	$35.6	55	$35.2	51	$32.3	50	$37.6
Non-accrual loans to total loans		0.70%		0.72%		0.81%		0.78%		0.72%
Allowance for loan loss as a percent of non-accrual loans		189.02%		184.83%		164.68%		171.33%		185.00%
Allowance for loan losses as a percent of total loans		1.33%		1.33%		1.33%		1.34%		1.33%

Total non-accrual loans increased $12.5 million to $110.1 million at March 31, 2015 compared to $97.6 million at March 31, 2014. We continue to diligently resolve our troubled loans, however it takes a long period of time to resolve residential credits in our lending area. Our allowance for loan loss as a percent of total loans is 1.33% at March 31, 2015. At March 31, 2015, there were $48.9 million of loans deemed troubled debt restructuring, of which $24.2 million were residential and consumer loans, $18.5 million were commercial real estate loans, $4.1 million were construction loans, $1.3 million were commercial and industrial loans and $0.8 million were multi-family loans. Troubled debt restructured loans in the amount of $31.5 million were classified as accruing, $17.3 million of these loans were classified as non-accrual. Excluded in the table above are residential PCI loans in the amount of $121,000 which are classified as troubled debt restructuring at March 31, 2014.

The allowance for loan losses increased by $7.9 million to $208.2 million at March 31, 2015 from $200.3 million at December 31, 2014. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending and commercial and industrial loans. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area.

Balance Sheet Summary
Total assets increased by $591.8 million, or 3.2%, to $19.37 billion at March 31, 2015 from $18.77 billion at December 31, 2014. This increase was largely the result of net loans, including loans held for sale, increasing $516.9 million to $15.41 billion at March 31, 2015 from $14.89 billion at December 31, 2014. In addition, securities, in the aggregate, increased by $64.6 million, or 2.3%, to $2.83 billion at March 31, 2015.

Net loans, including loans held for sale, increased by $516.9 million, or 3.5%, to $15.41 billion at March 31, 2015 from $14.89 billion at December 31, 2014. At March 31, 2015, total loans were $15.62 billion and included $5.68 billion in residential loans, $5.34 billion in multi-family loans, $3.35 billion in commercial real estate loans, $642.3 million in commercial and industrial loans, $447.7 million in consumer and other loans and $161.6 million in construction loans. For the three months ended March 31, 2015, we originated $546.0 million in multi-family loans, $241.7 million in commercial real estate loans, $119.1 million in commercial and industrial loans, $41.5 million in consumer and other loans and $11.8 million in construction loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the three months ended March 31, 2015, Investors Home Mortgage Co. originated $223.7 million in residential mortgage loans of which $59.8 million were for sale to third party investors and $163.9 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months ended March 31, 2015, we purchased loans totaling $21.3 million from these entities.

Securities, in the aggregate, increased by $64.6 million, or 2.3%, to $2.83 billion at March 31, 2015 from $2.76 billion at December 31, 2014. The increase in the portfolio was primarily due to the purchase of agency issued mortgage backed securities partially offset by sales, normal pay downs or maturities during the three months ended March 31, 2015.

Deposits increased by $184.5 million or 1.5% to $12.36 billion at March 31, 2015, from December 31, 2014 . Core deposits increased $290.5 million or 3.0%, while there was a decrease of $106.0 million in certificates of deposit. Core deposits now represent approximately 80% of our total deposit portfolio.

Borrowed funds increased $395.5 million, or 14.3%, to $3.16 billion at March 31, 2015 to fund our asset growth.

Stockholders' equity decreased $19.8 million to $3.56 billion at March 31, 2015 from $3.58 billion at December 31, 2014. The decrease is primarily attributed to the Company's quarterly cash dividend of $0.05 per share as well as a special cash dividend of $0.05 per share which was paid to shareholders in February 2015, resulting in a decrease of $35.8 million as well as the repurchase of 2,950,000 shares of common stock for $34.7 million. These decreases are offset by $41.9 million of net income for the three months ended March 31, 2015 and a $5.9 million decrease to other comprehensive loss due to current market conditions.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2015 operates from its corporate headquarters in Short Hills, New Jersey and 134 offices located throughout northern and central New Jersey and New York.

Earnings Conference Call May 1, 2015 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call Friday, May 1, 2015 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register using the link below will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link : http://dpregister.com/10063018
A telephone replay will be available beginning on May 1, 2015 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on July 30, 2015. The replay number is (877) 344-7529 password 10063018. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2015 and December 31, 2014

	March 31, 2015	December 31, 2014
		(audited)
Assets	(In thousands)

Cash and cash equivalents	$229,074	230,961
Securities available-for-sale, at estimated fair value	1,229,633	1,197,924
Securities held-to-maturity, net (estimated fair value of $1,659,266 and $1,609,365 at March 31, 2015 and December 31, 2014, respectively)	1,597,360	1,564,479
Loans receivable, net	15,401,565	14,887,570
Loans held-for-sale	9,755	6,868
Stock in the Federal Home Loan Bank	169,182	151,287
Accrued interest receivable	57,976	55,267
Other real estate owned	8,884	7,839
Office properties and equipment, net	164,637	160,899
Net deferred tax asset	226,430	231,898
Bank owned life insurance	159,441	161,609
Goodwill and intangible assets	105,677	106,705
Other assets	5,793	10,333
Total Assets	$19,365,407	18,773,639
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$12,356,860	12,172,326
Borrowed funds	3,161,613	2,766,104
Advance payments by borrowers for taxes and insurance	93,140	69,893
Other liabilities	195,774	187,461
Total liabilities	15,807,387	15,195,784
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued at March 31, 2015 and December 31, 2014; 355,286,228 and 358,012,895 outstanding at March 31, 2015 and December 31, 2014, respectively	3,591	3,591
Additional paid-in capital	2,862,440	2,863,108
Retained earnings	842,772	836,639
Treasury stock, at cost; 3,784,624 and 1,057,957 shares at March 31, 2015 and December 31, 2014, respectively	(43,491)	(11,131)
Unallocated common stock held by the employee stock ownership plan	(90,764)	(91,948)
Accumulated other comprehensive loss	(16,528)	(22,404)
Total stockholders' equity	3,558,020	3,577,855
Total liabilities and stockholders' equity	$19,365,407	18,773,639

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
	For the Three Months
	Ended March 31,
	2015	2014
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$159,052	145,970
Securities:
Government-sponsored enterprise obligations	11	12
Mortgage-backed securities	12,817	9,113
Equity	24	44
Municipal bonds and other debt	1,592	1,254
Interest-bearing deposits	29	35
Federal Home Loan Bank stock	1,634	2,197
Total interest and dividend income	175,159	158,625
Interest expense:
Deposits	16,019	14,372
Borrowed Funds	14,699	15,063
Total interest expense	30,718	29,435
Net interest income	144,441	129,190
Provision for loan losses	9,000	9,000
Net interest income after provision for loan losses	135,441	120,190
Non-interest income
Fees and service charges	4,024	4,832
Income on bank owned life insurance	1,037	931
Gain on loan transactions, net	1,219	1,646
Gain on securities transactions	42	531
Gain on sale of other real estate owned, net	72	131
Other income	2,139	3,871
Total non-interest income	8,533	11,942
Non-interest expense
Compensation and fringe benefits	43,332	39,816
Advertising and promotional expense	2,535	2,569
Office occupancy and equipment expense	12,546	12,751
Federal deposit insurance premiums	2,200	4,800
Stationery, printing, supplies and telephone	851	1,213
Professional fees	3,271	3,790
Data processing service fees	5,450	6,164
Other operating expenses	6,723	6,095
Total non-interest expenses	76,908	77,198
Income before income tax expense	67,066	54,934
Income tax expense	25,119	20,516
Net income	$41,947	34,418
Basic and diluted earnings per share	$0.12	0.10

Weighted average shares outstanding:
Basic	344,237,371	343,943,811
Diluted	347,470,957	348,116,488

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	March 31, 2015			March 31, 2014
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	188,307	29	0.06%	209,392	35	0.07%
Securities available-for-sale	1,196,842	5,343	1.79%	771,884	4,061	2.10%
Securities held-to-maturity	1,571,551	9,101	2.32%	978,527	6,362	2.60%
Net loans	15,051,363	159,052	4.23%	13,219,779	145,970	4.42%
Federal Home Loan Bank stock	152,573	1,634	4.28%	177,958	2,197	4.94%
Total interest-earning assets	18,160,636	175,159	3.86%	15,357,540	158,625	4.13%
Non-interest earning assets	764,992			746,099
Total assets	$18,925,628			$16,103,639

Interest-bearing liabilities:
Savings	2,367,705	1,686	0.28%	2,261,034	1,656	0.29%
Interest-bearing checking	2,733,989	2,434	0.36%	2,320,616	1,816	0.31%
Money market accounts	3,434,604	6,143	0.72%	2,030,805	2,805	0.55%
Certificates of deposit	2,496,351	5,756	0.92%	3,473,120	8,095	0.93%
Interest bearing deposits	11,032,649	16,019	0.58%	10,085,575	14,372	0.57%
Borrowed funds	2,794,676	14,699	2.10%	3,356,145	15,063	1.80%
Total interest-bearing liabilities	13,827,325	30,718	0.89%	13,441,720	29,435	0.87%
Non-interest bearing liabilities	1,492,785			1,282,588
Total liabilities	15,320,110			14,724,308
Stockholders' equity	3,605,518			1,379,331
Total liabilities and stockholders' equity	$18,925,628			$16,103,639

Net interest income		$144,441			$129,190

Net interest rate spread			2.97%			3.26%

Net interest earning assets	$4,333,311			$1,915,820

Net interest margin			3.18%			3.36%

Ratio of interest-earning assets to total interest- bearing liabilities	1.31	X		1.14	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	March 31,
	2015	2014

Return on average assets	0.89%	0.85%
Return on average equity	4.65%	9.98%
Return on average tangible equity	4.79%	10.85%
Interest rate spread	2.97%	3.26%
Net interest margin	3.18%	3.36%
Efficiency ratio	50.28%	54.70%
Non-interest expense to average total assets	1.63%	1.92%
Average interest-earning assets to average interest-bearing liabilities	1.31	1.14

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	March 31, 2015	December 31, 2014

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.78%	0.81%
Non-performing loans as a percent of total loans	0.91%	0.95%
Allowance for loan losses as a percent of non-accrual loans	189.02%	184.83%
Allowance for loan losses as a percent of total loans	1.33%	1.33%

Capital and Book Value Ratios:
Tangible equity (to tangible assets)	17.93%	18.60%
Tier 1 Leverage Ratio (1)	12.72%	12.79%
Tier 1 Risk-Based Capital(1)	16.64%	17.01%
Total Risk-Based Capital (1)	17.89%	18.26%
Equity to total assets (period end)	18.37%	19.06%
Average equity to average assets	19.05%	16.16%
Book value per common share (2)	$10.41	$10.39
Tangible book value per share (2)	$10.10	$10.08

Other Data:
Number of full service offices	134	132
Full time equivalent employees	1,704	1,682

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non GAAP Reconciliation.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

	March 31, 2015	December 31, 2014

Total stockholders' equity	$3,558,020	$3,577,855
Goodwill and intangible assets	105,677	106,705
Tangible stockholders' equity	$3,452,343	$3,471,150

Book Value per Share Computation
Common stock Issued	359,070,852	359,070,852
Treasury shares	(3,784,624)	(1,057,957)
Shares Outstanding	355,286,228	358,012,895
Unallocated ESOP shares	(13,618,819)	(13,737,243)
Book value shares	341,667,409	344,275,652

Book Value Per Share	$10.41	$10.39

Tangible Book Value per Share	$10.10	$10.08